EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-83572) of Ambassadors Group, Inc. of our report dated February 28, 2006, relating to the consolidated financial statements and the effectiveness of Ambassadors Group Inc.’s internal control over financial reporting, which appears in this Form 10-K.

BDO Seidman, LLP
Spokane, Washington
March 8, 2006